Exhibit 99.1

NEWS RELEASE
Contact:	Kevin Kohutek, VP, Controller U.S. Concrete, Inc. 817-835-4111

FOR IMMEDIATE RELEASE

U.S. CONCRETE TO SELL CALIFORNIA PRE-CAST OPERATIONS

EULESS, TEXAS – August 3, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) announced today that it has executed a definitive asset purchase agreement to sell substantially all of the Company’s California pre-cast operations to Oldcastle Precast, Inc. The Company’s California pre-cast operations consist of Central Precast Concrete, Inc., San Diego Precast Concrete, Inc. and Sierra Precast, Inc. which are also parties to the definitive sales agreement.

U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, “We are extremely pleased to have reached this agreement with Oldcastle Precast. This divestiture is a major milestone in the strategic repositioning of our company into the premier, focused domestic supplier of ready-mix concrete in the United States. The proceeds provide us the opportunity to increase cash deployed for earning enhancing activities such as acquisitions, organic growth opportunities and debt repayment.”

This transaction is subject to customary closing conditions and is expected to close during the third quarter of 2012.

For more information on this transaction, please see the Company’s Current Report on Form 8-K filed August 3, 2012, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or email lrussell@us-concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. As of the date of this press release, the Company has 95 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S.

Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to the effect of the Company’s sale of the California pre-cast operations. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission; including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the three months ended March 31, 2012.